EXHIBIT 11
COMPUTATION OF LOSS PER SHARE
FOR THE QUARTERS ENDED SEPTEMBER 30, 1998 AND 1997




                                     	1998	               	1997
                                  ------------         ------------
Net loss	                         $(4,606,629)	        	$(694,681)

Deduct:
  Accretion, discount and
   dividends on preferred stoc	          -   	            335,272
                                  ------------         ------------
Net loss applicable to common
   shareholders	                  $(4,606,629)        $(1,029,953)
			                               ============         ============
Weighted average number of
   common shares outstanding	       6,472,049           2,138,173
			                               ============         ============
Basic loss per share	                  $(0.71)		           $(0.48)
			                               ============         ============

Weighted average number of
   common shares outstanding	       6,472,049           2,138,173

Common share equivalents
   applicable to:

   Warrants - Class A	                411,127             411,127
   Warrants - Class B	                493,983             493,983
   Warrants - Class C	                 16,567              16,567
   Warrants - Other	                1,087,083	          	 804,376
   Stock options	                   1,159,683             665,626

Less common stock acquired
   with net proceeds	              (3,168,443)         (1,638,922)
                                   -----------         -----------
Weighted average number of
   common shares and common
   share equivalents used to
   compute diluted loss per share	  6,472,049           2,890,930
			                                ===========         ===========
Diluted loss per share	                $(0.71)		           $(0.24)
			                                ===========         ===========